Exhibit 21
Kendle International Inc.
Subsidiary List

Subsidiary	Jurisdiction of Organization
AAC Consulting Group, Inc.	Maryland

ACER/EXCEL INC.	New Jersey

Beijing KendleWits Medical Consulting Co., Ltd.	China

Kendle Americas Holding Inc.	Ohio

Kendle Americas Investment Inc.	Ohio

Kendle Americas Management Inc.	Ohio

Kendle Argentina S.R.L.	Argentina

Kendle Branches Limited	United Kingdom

Kendle Brasil Servicios de Pesquisas Clinicas Ltda.	Brazil

Kendle Canada Inc.	Canada

Kendle Chile Limiteda	Chile

Kendle Clinical Development Services GmbH	Germany

Kendle Clinical Development Services Limited	United Kingdom

Kendle Colombia Ltda.	Colombia

Kendle CTA Limited	United Kingdom

Kendle Czech Republic s.r.o.	Czech Republic

Kendle Delaware Inc.	Delaware

Kendle GmbH	Germany

Kendle India Private Limited	India

Subsidiary	Jurisdiction of Organization
Kendle International B.V.	The Netherlands

Kendle International CPU LLC	Ohio

Kendle International Holdings Limited	United Kingdom

Kendle International Holdings Pty Limited	Australia

Kendle International Israel Ltd.	Israel

Kendle International Limited	United Kingdom

Kendle International Ltda.	Brazil

Kendle International Pty, Ltd.	Australia

Kendle International s.r.o.	Czech Republic

Kendle International SARL	France

Kendle International SL	Spain

Kendle International Sp. z o.o.	Poland

Kendle International SRL	Italy

Kendle International, S.A. de C.V.	Mexico

Kendle NC Inc.	North Carolina

Kendle Peru S.R.L.	Peru

Kendle Pty Limited	Australia

Kendle R&D Pty Limited	Australia

Kendle R&D Unit Trust	Australia

Kendle SARL	France

Kendle Servicios, S.A. de C.V.	Mexico

Kendle South Africa (Proprietary) Limited	South Africa

Kendle Sweden AB	Sweden

Kendle U.K. Limited	United Kingdom

Kendle Unit Trust	Australia

Pharma Clinical Research Limited	United Kingdom

U-Gene Clinical Research B.V.	The Netherlands

U-Gene Research Biotechnology B.V.	The Netherlands